                     AGREEMENT TO GRANT OPTIONS TO PURCHASE
               UP TO 3,300,000 SHARES OF SERIES A PREFERRED STOCK

                                       OF

                         PROVIDENT AMERICAN CORPORATION


         THIS AGREEMENT is dated as of the 10th day of March, 1997. PROVIDENT AMERICAN CORPORATION ("PAMCO"), intending to be legally bound, hereby agrees to grant to ALVIN H. CLEMENS ("Owner") an option ("Option") to purchase shares of the Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), of PAMCO, $1.00 par value, upon the terms and conditions hereinafter set forth, as follows:

         1. Grant of Options.

                  a. Owner is the owner of an Option to purchase 550,000 shares of Series A Preferred Stock in accordance with the terms and conditions of an Option to Purchase Preferred Shares dated as of April 1, 1993, as amended (the "1993 Option").

                  b. PAMCO hereby agrees to grant to Owner an Option to purchase up to an additional 3,300,000 shares of Series A Preferred Stock, upon the following terms and conditions: Upon the exercise of an Option or Options to purchase a share or shares of Series A Preferred Stock by Owner (either pursuant to the 1993 Option or with respect to an Option granted under this Agreement), without further action, PAMCO shall be deemed to have successively granted to Owner an option or options to purchase that number of shares of Series A Preferred Stock as shall equal the number of shares of Series A Preferred Stock for which an Option or Options has theretofore been exercised by Owner, it being the intention of PAMCO that Owner shall successively be granted an Option or

Options in order that Owner shall at all times and notwithstanding any prior exercise of any Option or Options, have the right and option to purchase 550,000 shares of Series A Preferred Stock. The obligation of PAMCO to issue Options to Owner shall be limited as follows: (1) the number of shares of Series A Preferred Stock issuable upon each exercise of this Option shall be limited by the number of shares of Series A Preferred Stock which shall, as of the date of any such exercise, be authorized and unissued; (2) the number of Shares of Series A Preferred Stock issuable upon the exercise of all of the Options granted to Owner hereunder and under the 1993 Option shall not in the aggregate exceed 3,850,000 shares of Series A Preferred Stock; and (3) except upon the occurrence of a "change of control" (as hereinafter defined), Owner shall not be permitted to exercise an option granted hereunder (i) to purchase more than 550,000 shares of Series A Preferred Stock in any six-month period or (ii) to purchase shares of Series A Preferred Stock which would result in Owner controlling more than 55% of the outstanding voting rights for all classes of PAMCO's Common Voting Stock, $.10 par value ("Common Stock") from time to time outstanding and entitled to vote, after giving effect to all other shares of PAMCO's Common Stock owned by Owner at such time.

                  c. Notwithstanding the foregoing, upon the occurrence of a "change of control" of PAMCO, the limitation set forth in subparagraph 1.b.(2) above shall no longer be applicable, and Owner shall be permitted to immediately and successively exercise Options to purchase Series A Preferred Stock subject only to the limitations set forth in subparagraphs 1.b.(1) and (3) above.

         2. Purchase Price. The exercise price for the purchase of the shares of Series A Preferred Stock pursuant to this Agreement shall be equal to the

Current Market Price (as hereinafter defined) per share of PAMCO's Common Stock as of the date of grant, subject to adjustment as provided in Paragraph 7 hereof. As used herein, the term "Current Market Price" shall mean, with respect to one share of PAMCO Common Stock at any date, the average of the daily closing prices for the 30 consecutive business days before the day in question, as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period, or, in case no sales took place on any day in question during such 30 business day period, the last bid price on such day, in either case on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") National Market System, or, if the Common Stock is not listed or admitted for trading on any such exchange or on the NASDAQ National Market System on any day in question, then such price as shall be deemed to be the last bid price quoted on the NASDAQ interdealer quotation system, then said price shall be deemed to be the last reported bid price on such day as reported by the National Quotation Bureau, Inc., provided, however, that if the Common Stock is not traded in such matter that the quotations referred to in this subsection (b) are available for the period required hereunder, the Current Market Price shall be determined in good faith by at least a majority of the members of the Board of Directors of PAMCO.

         3. Effective Date of Grant; Termination of Option.

                  a. This Agreement shall become effective as of March 10, 1997 ("Effective Date").

                  b. Unless sooner exercised, the Option or Options to be granted hereunder shall expire at 5:00 p.m., ten (10) years from the date of grant.

         4. Method of Exercise.

                  a. Subject to the terms and conditions hereof, the Option or any part thereof may be exercised in accordance with the terms hereof, in whole or in part, by written notice to PAMCO.

                  b. The notice of exercise shall specify the number of shares of Series A Preferred Stock to be purchased, acknowledge and agree that such shares of Series A Preferred Stock are being purchased for investment and not for distribution or resale, and shall be accompanied by payment in cash, by certified or bank cashier's check payable to the order of PAMCO for the aggregate purchase price of the shares of Series A Preferred Stock purchased. Such exercise (subject to the restrictions contained in Paragraph 9) shall be effective upon the actual receipt of such written notice and payment to PAMCO.

                  c. No rights or privileges of a shareholder of PAMCO in respect of any of the shares of Series A Preferred Stock issuable upon the exercise of any part of the Option shall inure to Owner, or any other person entitled to exercise the Option as herein provided, unless and until certificates representing such shares of Series A Preferred Stock shall have been delivered, which certificate or certificates may bear an appropriate legend indicating that the shares of Series A Preferred Stock represented thereby have been purchased for investment and not for distribution or resale.

         5. Loan Upon Change of Control.

                  a. Upon the occurrence of a "change of control" (as hereinafter defined) of PAMCO, PAMCO shall make a loan to Owner (the "Loan"). The Loan shall be in an amount equal to the total exercise price payable by Owner to PAMCO for Owner to exercise all of the Series A Preferred Stock

Options, limited in the aggregate to the purchase of 3,850,000 shares of Series A Preferred Stock, plus an amount equal to all federal, state, and local income taxes incurred by Owner in connection with the exercise of all of such Options.

                  b. In the alternative, Owner shall have the right to give written notice to PAMCO that Owner has exercised that number of Series A Preferred Stock Options, up to the aggregate total of 3,850,000 Options (limited, however, as set forth in Paragraph 1.b hereof), and advise PAMCO of the amount of the total exercise price thereof. In such event, the total exercise price thereof shall be deemed to have been paid by Owner as if PAMCO had made a portion of the Loan to Owner, and Owner had used the portion of the Loan to pay the total exercise price. Simultaneously, PAMCO shall lend to Owner the balance of the Loan in an amount equal to the aggregate total federal, state, and local income taxes incurred by Owner as set forth herein.

                  d. The Loan shall be unsecured and shall bear interest at the then applicable federal short-term rate, but not less than six (6%) percent per annum. Interest shall accrue and the entire balance of principal and interest shall be due and payable in full five (5) years from the date of the Loan. For purposes hereof, a "change of control" shall mean the acquisition by any individual, entity or group (within the meaning of the Securities Exchange Act of 1934, as amended), of beneficial ownership of 25% or more of either the then outstanding shares of the Common Stock of PAMCO, or the combined voting power of the then outstanding voting securities of PAMCO entitled to vote generally in the election of directors.

         6. Transferability. The Option shall not be transferable by Owner to any other person or entity without the prior written consent of PAMCO, except that it shall be transferable by will or in accordance with the laws of descent and distribution, and in such event, shall be exercisable by Owner's heirs or the personal representative of Owner's estate.

         7. Dilution. In the event that prior to the delivery by PAMCO of all of the shares of Series A Preferred Stock in respect of which the aforesaid Option is granted, the outstanding shares of Series A Preferred Stock of PAMCO, including any common stock into which the Series A Preferred Stock shall be convertible, shall be changed in number or class or exchanged for a different number or kind of shares of stock or other securities of PAMCO, whether by reason of recapitalization, reclassification, reorganization, combination, stock split or reverse stock split, or payment of a stock dividend or other similar change in capitalization, effected without receipt of consideration by PAMCO, the remaining number of shares of Series A Preferred Stock still subject to the Option and the purchase price therefor shall be adjusted in a manner determined by PAMCO so that the adjusted number of shares and the adjusted purchase price shall be substantially equivalent to the remaining number of shares of Series A Preferred Stock still subject to the Option and the purchase price thereof prior to such change.

         8. Registration.

                  a. If the registration or qualification of the shares of Series A Preferred Stock, or any shares into which such may be converted, is required under any federal or state law or the consent or approval of any governmental regulatory body or a national stock exchange is necessary as a condition of or in connection with the purchase or issuance of any such shares, PAMCO shall not be obligated to issue or deliver the certificates representing such shares unless (i) it shall have received an opinion of counsel in form and substance satisfactory to PAMCO that an exemption therefrom exists, or (ii) until such registration, qualification, consent, or approval shall have been effected or obtained.

                  b. Owner shall have the right to demand the registration of all of the shares which are issuable upon exercise of all of the Options that are the subject of this Agreement, including the 1993 Option, in accordance with the terms and conditions of the Amended and Restated Registration Rights Agreement dated as of February 27, 1989 ("Registration Rights Agreement") entered into between Owner and PAMCO. The Registration Rights Agreement shall be deemed to be amended hereby as follows:

                           (1) The definition of the term "Shares" set forth in Paragraph 2, Certain Definitions, shall be amended in its entirety to read as follows:

                  "Shares" shall mean (i) the 2,702,902 shares of PAMCO Common Stock issued to Clemens pursuant to the Stock Exchange Agreement, (ii) all of the shares of PAMCO's Series A Cumulative Convertible Preferred Stock, $1.00 par value ("Series A Preferred"), all of the shares of PAMCO's Class A Common Stock, $.10 par value, into which the Series A Preferred shall have been converted, and all of the shares of PAMCO Common Stock into which the Class A Common Stock shall have been converted, (iii) all shares of PAMCO Common Stock, Series A Preferred, and Class A Common Stock issued to Clemens in the future upon his exercise of any option granted to him pursuant to the Amended and Restated Stock Option Agreement dated as of February 27, 1989, the Amended and Restated Option to Purchase Preferred Shares dated as of April 1, 1993, and the Agreement to Grant Options to Purchase up to 3,300,000 Shares of Series A Preferred Stock dated as of March 10, 1997, and (iv) any PAMCO Common Stock, Series A Preferred, and/or Class A Common Stock issued to Clemens upon any stock split, stock dividend, recapitalization or similar event."

                           (2) Paragraph 5.(a), Request For Registration, shall be amended to read as follows:

                  "(a) Request for Registration. If PAMCO shall receive from Clemens at any time or times a written request that PAMCO effect any registration with respect to all or a part of the Shares, PAMCO will:"

                           (3) Paragraph 7, Expenses of Registration, shall be amended to read as follows:

                  "7. Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Agreement shall be borne by PAMCO, and all Selling Expenses shall be borne by the Holders, including PAMCO, of the securities so registered pro rata on the basis of the number of their shares so registered; provided, however, that Clemens shall be required to pay one-half of any Registration Expenses if the registration was requested by Clemens, and shall be required to pay all of the Registration Expenses if the registration statement does not become effective as a result of the withdrawal of a request for registration by Clemens, unless such withdrawal is due to the misconduct of PAMCO or due to a material adverse change in the assets, business, condition or prospects of PAMCO occurring prior to the effectiveness of the registration statement, in which case PAMCO shall continue to bear such expenses."

         9. Owner's Obligation. Owner, by acceptance of this Option, expressly acknowledges and agrees that: (1) Owner will be solely responsible for all taxes levied by or under federal, state or municipal authority, to which Owner may be or become subject arising out of or resulting from receipt of this Option, holding or exercise thereof or holding, sale, transfer or other disposition of shares acquired on such exercise; and (2) Owner will indemnify PAMCO and its affiliates, and hold such person harmless, of, from and against any and all loss, damage, obligation or liability, and all costs and expenses (including attorneys' fees) incurred in connection therewith, which it may suffer or incur on account or by reason of any act or omission of Owner, or Owner's heirs, executors, administrators, personal representatives, successors and assigns in breach or violation of the covenants and agreements of Owner set forth herein.

         10. Notification. Any notice to be given to PAMCO shall be marked to the attention of the Secretary and addressed to PAMCO at its then principal office, and any notice to be given to Owner shall be addressed to the address then appearing in the personal records of PAMCO for Owner, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been properly given if and when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified mail, and deposited, postage prepaid, in a post office regularly maintained by the United States Government.

         11. Miscellaneous.

                  a. Time of Essence. Time is of the essence of each and every term and condition of this Agreement.

                  b. Withholding of Taxes in Shares of Stock. In the event that any federal or state income taxes are due by Owner upon the exercise of any option to purchase shares of Series A Preferred Stock, including the 1993 Option, then Owner shall have the right to deliver to PAMCO shares of PAMCO Common Stock, Class A Common Stock, or shares of Series A Preferred Stock having a Current Market Price equal to the income taxes required to be withheld.

                  c. Governing Law/Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of

Pennsylvania. The parties hereto agree to consent to the jurisdiction and venue of the courts of the Commonwealth of Pennsylvania located in Montgomery County, Pennsylvania, and of the United States District Court for the Eastern District of Pennsylvania, and agree that all disputes between the parties shall be litigated only therein.

                  d. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, successors and assigns.

        IN WITNESS WHEREOF, PAMCO has caused this Agreement to be executed as of the day and year above first written.

                                              PROVIDENT AMERICAN CORPORATION
Attest:


Michael F. Beausang, Jr.                      By: /s/ James O. Bowles
-----------------------------------               --------------------------
Michael F. Beausang, Jr., Secretary               James O. Bowles, President

[SEAL]

                               PURCHASE AGREEMENT



To:     Secretary of Provident American Corporation



               The undersigned, pursuant to the provisions of the attached Option, agrees to purchase _______________________ (________) Shares of the
Series A Cumulative Convertible Preferred Stock of Provident American Corporation, $1.00 par value, and makes payment herewith in full therefore at the price per share provided by such Option.



Date:______________________              Signature:_____________________________

                                         Address: ______________________________

                                                  ______________________________


                                         Tax I.D. No.___________________________